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                                                                   EXHIBIT 10.39

                              RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT is entered into between David R. Dukes ("Associate") and Ingram Micro Inc., a Delaware corporation ("Ingram"), in recognition of Associate's service to Ingram and in order to establish the basis for certain payments and benefits to be provided to Associate in connection with his planned retirement as an officer of Ingram. In consideration of the mutual promises and agreements contained in this document, intending to be legally bound, Associate and Ingram contract and agree as follows:

1. Retirement. Associate will serve in the position of Vice Chairman, Ingram Micro Inc. and Chief Executive Officer, Ingram Alliance, through the date of Ingram's 1998 annual meeting of shareowners, which is expected to be held on May 6, 1998 (the "Retirement Date"), at which time he will retire as an executive officer of Ingram, but will continue as an employee of Ingram seconded to the Global Technology Distribution Council (including any successor or replacement organization). Associate will continue in such role through December 31, 1999, at which time he will retire as an employee of Ingram. Upon his retirement as an officer of Ingram, Associate understands and agrees that he will no longer be an agent of Ingram or any of its Affiliates, and he will have no authority to bind Ingram or any such Affiliate or act on behalf of Ingram or any such Affiliate. Subject to Paragraph 7 hereof, the parties will seek to agree on the form of a public announcement to be made at the time of Associate's retirement.

2. Salary Continuation. Subject to Paragraph 15 hereof, as compensation for all sums and benefits owed to and/or earned by Associate based on his employment with Ingram and any and all of its Affiliates, and in consideration of the continuing obligations of Associate under this Agreement, Ingram will continue to pay Associate his current base salary from the Retirement Date through December 31, 1999; provided, however, that beginning January 1, 1999, such salary shall be reduced by any cash compensation received by Associate in 1999 with respect to his services on behalf of the Global Technology Distribution Council or any successor or replacement organization. Such amount shall be payable from the Retirement Date until December 31, 1999 through Ingram's normal payroll procedures and will be subject to applicable withholding requirements. Associate will continue to be provided the tax consulting services which Ingram provides to its executive officers from the Retirement Date through December 31, 1999. Associate will cease contributing, to the Ingram Micro Profit Plan beginning on the Retirement Date.

3. Medical and Dental Insurance. Subject to Paragraph 15 hereof, from the Retirement Date through December 31, 1999, Associate will decline participation in Ingram's medical and dental insurance plans and, instead, Ingram will pay



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directly or reimburse Associate for the amount by which the monthly premium attributable to (a) family medical insurance coverage through a PPO plan provided by Cal Farm Insurance Company and (b) family dental insurance coverage through a Delta Dental policy exceeds, in each case, the monthly cost for family coverage which Ingram charges its employees for medical and dental insurance, respectively.

4. 1998 Incentive Bonus. Subject to Paragraph 15 hereof in March 1999, Associate will receive an incentive payment per the 1998 Executive Incentive Plan calculated on the terms of Associate's award letter dated March 31, 1998 and the assumption of 100% achievement of the individual goals and objectives portion of the award. Associate will not participate in the 1999 Executive Incentive Plan.

5. Stock Options. Subject to Paragraph 15 hereof, Associate's currently existing stock options and grants will continue to vest as scheduled through December 31, 1999. Associate shall have the right to exercise all such vested stock options and grants through February 28, 2001, unless such options or grants expire at an earlier date per the terms of the underlying agreements for such options and grants. In addition, in the event that the remainder of Associate's November 1, 1996 Non-qualified Performance Option grant has not vested by December 31, 1999, it shall continue in effect after such date and may be exercised for a period of three months after such grant vests in accordance with its terms. A list of all of Associate's current stock options is attached as Exhibit A hereto.

6. Key Employee Stock Purchase Plan. Subject to Paragraph 15 hereof and notwithstanding the provisions of Section 6(b)(i) of the Acquisition Agreement dated June 24, 1996 between Ingram and Associate relating to Associate's purchase of 65,000 shares of Ingram Class B Common Stock under the Ingram Key Employee Stock Purchase Plan (the "Acquisition Agreement"), Ingram shall not exercise its right to repurchase any of the Shares (as such term is defined in the Acquisition Agreement) for so long as Ingram is obligated to make payments to Associate pursuant to Paragraph 2 of this Agreement and will be permitted to exercise its repurchase rights only with respect to the Restricted Shares (as such term is defined in the Acquisition Agreement), owned by Associate, if any, as of the date Ingram's obligations under Paragraph 2 shall terminate; provided, however, that if Ingram's obligations pursuant to Paragraph 2 of this Agreement continue through December 31, 1999, Ingram may not repurchase any of the Shares (including the Shares scheduled to become Unrestricted Shares (as such term is defined in the Acquisition Agreement) on April 1, 2000). Except as modified hereby, the Acquisition Agreement shall continue in full force and effect in accordance with its terms.



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7. Non-disclosure. Associate acknowledges his obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential data or records of Ingram or its Affiliates or to utilize any such information for private profit. Each of the parties hereto agrees that such party will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except as required by law or legal process, including, in the case of Ingram, filings with the Securities and Exchange Commission. Associate agrees not to communicate with, including responding to questions or inquiries presented by, the media, employees or investors of Ingram, its Affiliates or any third party relating to the terms of this Agreement, without first obtaining the prior written consent of Ingram. Notwithstanding the foregoing, Associate may make disclosure to his spouse, attorneys and financial advisors of the existence and terms of this Agreement provided that they agree to be bound by the provisions of this Paragraph 7. Each party agrees not to make statements or take any action to disparage, dissipate or negatively affect the reputation of the other with employees, customers, suppliers, competitors, vendors, shareowners or lenders of Ingram, its Affiliates or any third party.

8. Return of Property. Associate acknowledges his obligation to promptly return to Ingram all property of Ingram and its Affiliates in his possession, including without limitation all keys, credit cards, computers, office equipment, documents, files and instruction manuals on or before the Retirement Date, or earlier if Ingram so requests it; provided, however, Associate will be permitted to retain the Ingram supplied personal computer in his possession on the Retirement Date. Associate will delete from the memory of such computer all files containing information described in Paragraph 7 hereof.

9. Associate's Obligations. In consideration of the payments to be made to, and the benefits, stock option continuation rights and stock ownership rights to be received by, Associate hereunder, Associate and Ingram have further agreed as follows:

a. Associate will not directly or indirectly make known to any person, firm, corporation, partnership or other entity any list, listing or other compilation, whether prepared or maintained by Associate, Ingram or any of Ingram's Affiliates, which contains information that is confidential to Ingram or any of its Affiliates about their customers ("Ingram Customers"), including but not limited to names and addresses, or, at any time prior to December 31, 1999, call on or solicit, or attempt to call on or solicit, in either case with the intent to divert business or potential business from Ingram or any of its Affiliates, any of the Ingram Customers with whom he has become acquainted during his employment

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with Ingram or any of its Affiliates, either for his own benefit or for the benefit of any other person, firm, corporation, partnership or other entity.

b. Through December 31, 1999, Associate will not (i) knowingly solicit, entice, or persuade any associates of Ingram or any of its Affiliates ("Ingram Associates") to leave the services of Ingram or any of its Associates for any reason, or (ii) solicit for employment, hire, or engage any Ingram Associate as an employee, independent contractor or consultant; provided, however, that Associate shall not be prohibited hereby from hiring, either himself or on behalf of his employer, an Ingram Associate who independently initiates contact with Associate for the purpose of seeking new employment.

c. Associate acknowledges that he has unique knowledge of Ingram and its Affiliates and unique knowledge of the computer and software sales and distribution industry. Based on his unique status, he agrees that through December 31, 1999, he will not be employed or hired as an employee or consultant by, or otherwise provide services for, any of Tech Data, Merisel, Inacom, Computer 2000, MicroAge, Ameriquest, Globelle, Gates Arrow, CHS Electronics, Trilogy, PC Order, Marshall, Hallmark, Hamilton Avnet, Daisytek, Azerti, Azlan, Northamber, Tech Pacific, Synnex, GE Capital Information Technology Solutions and/or Softbank, and any subsidiary or affiliate of these entities; provided, however, that nothing herein shall prevent Associate from serving in a position with the Global Technology Distribution Council or any successor or replacement organization. Notwithstanding the foregoing, should Associate be employed by an entity that is not a subsidiary or affiliate of one of these entities at the time he commences such employment but subsequently becomes a subsidiary or affiliate of, or becomes merged into, one of these entities prior to December 31, 1999, he shall not be deemed to be in breach of the provisions of this Paragraph 9.c due to such employment provided that at the time, he commenced his employment there had been no public announcement of an agreement pursuant to which his employer would become a subsidiary or affiliate of, or merged into, one of these entities or discussions that could lead to such an agreement and Associate had no knowledge of the existence of any such agreement or discussions. Associate further agrees that he will not own any interest in, provide financing to, be connected with, or be a principal, partner or agent of such competitive distributor or aggregator; provided, he may own less than 1% of the outstanding shares of any such entity whose shares are traded in the public market.

d. Subject to Associate's other commitments, upon request of Ingram or any of its Affiliates through December 31, 1999, Associate will make himself available to provide reasonable assistance to Ingram or any such Affiliate up to a maximum of 15 hours per month and will use reasonable efforts to arrange his commitments so as to make himself available for such assistance on a basis which is consistent



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with the requests of Ingram or any of its Affiliates. Such assistance may include telephone conversations, correspondence, attendance and participation in meetings, transfer of knowledge or information regarding operational or other issues, litigation preparation and trials. During such period, such assistance shall be provided at no cost to Ingram; provided, however, Ingram shall reimburse Associate for any out-of-pocket expenses he may incur in connection with such assistance in accordance with Ingram's reimbursement policies. After December 31, 1999, Associate shall continue to provide such assistance as requested by Ingram and, in such event, shall be compensated at a rate per day (minimum charge, one half day) commensurate with the daily rate he was earning based on his current monthly base salary.

The running of the periods prescribed in this Paragraph shall be tolled and suspended by the length of time Associate works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this partial restraint.

10. Waiver. Each of Ingram and Associate hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides;

"Section 1542. General Release--Claim extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of Ingram and Associate understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if Ingram or Associate, as the case may be, should eventually suffer damages arising out of Associate's employment relationship with Ingram and its Affiliates, or termination of such employment, such party will not be permitted to make any claim for those damages except as expressly permitted by this Agreement. Furthermore, each of Ingram and Associate acknowledges that such party intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Agreement but which Associate or Ingram, as the case may be, does not know exist, and which, if known, would materially affect such party's decision to execute this Agreement.

11. Rights in Event of Breach. In the event of Associate's breach of this Agreement, excluding breach of this Agreement due to death or total disability and provided that in the event of a breach of Paragraph 9.c or 9.d such breach shall have continued for 15 days after the sooner of Associate's discovery thereof or receipt of notice from Ingram thereof, Ingram shall have no obligation to make

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any further payments hereunder or permit any stock options to continue to vest or any vested stock options to be exercised, and may purchase any remaining Restricted Shares under the Acquisition Agreement.

12. Confidential Information. This Agreement will in no way void or diminish Associate's obligation to protect and keep confidential any and all proprietary and/or confidential information of Ingram and its Affiliates which Associate may have or acquire in the future.

13. Injunctive Relief. Irreparable harm will be presumed if Associate breaches any covenant in this Agreement and damages may be very difficult to ascertain. In light of these facts, Associate agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of Ingram, and Associate specifically releases Ingram from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief to the extent permitted by law. The granting of injunctive relief by any court shall not limit Ingram's right to recover any amounts previously paid to Associate under this Agreement or any damages incurred by it due to a breach of this Agreement by Associate.

14. Release by Associate. Effective immediately, Associate hereby fully, finally and irrevocably discharges Ingram and each of its Affiliates, and each present, former and future director, officer and employee of Ingram and its Affiliates and any parent, subsidiary, affiliate or shareholder thereof (the "Ingram Released Parties") from all manner of claims, actions, causes of action or suits, in law or in equity, which Associate has or may have, known or unknown, against the Ingram Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with Ingram and any of its Affiliates, resulting from or relating to his employment or the termination thereof or relating to his status as an officer, director, employee or participant in any employee benefit plan of Ingram or any of its Affiliates; provided, however, that the foregoing (a) is not intended to be, and shall not constitute, a release of any right of Associate to obtain indemnification and reimbursement of expenses from Ingram or any of its Affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of Associate as an officer, director or employee of Ingram or any of its Affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, bylaw or contract, and (b) shall not release Ingram from liability for violations of this Agreement after the date hereof. From and after the date hereof, Associate agrees and covenants not to sue, or threaten suit against, or make any claim against, any Ingram Released Party for or alleging any of the claims, actions, causes of action or suits as discussed above. Associate acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws



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prohibiting employer discrimination and all claims growing out of any legal restrictions on the right of Ingram or any of its Affiliates to terminate its employees. Associate also specifically waives and releases all claims of employment discrimination and all rights available to him under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act
(ADEA), as well as all claims or rights under the California Fair Employment and Housing Act, or any similar law of any jurisdiction. Associate specifically agrees that he will not institute litigation in any forum, including any filing with any regulatory commission or agency against any Ingram Released Party based on any allegations or circumstances that are in any way connected with his employment with or retirement from Ingram and its Affiliates.

15. Reaffirmation as of Retirement Date. As a condition to Ingram's obligations pursuant to Paragraphs 2, 3, 4, 5 and 6, Associate shall deliver an executed release and waiver as of the Retirement Date in the form of Exhibit B hereto.

16. Release by Ingram. Effective immediately, Ingram, on behalf of itself and its Affiliates, releases and discharges Associate, his heirs, personal representatives, successors and assigns from all manner of claims, actions, causes of action or suit, in law or in equity, which any of them has or hereafter can, shall or may have against Associate by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with Ingram or any of its Affiliates, resulting from the retirement from such employment, or related to his status as an optionholder, officer, director, employee or participant in any employee benefit plan of Ingram or any of its Affiliates; provided, however, that the foregoing shall not include a release of Associate for his violations of law, for violations of this Agreement or violations of his duty of loyalty to Ingram and its Associates. From and after the date hereof, Ingram agrees and covenants not to sue, or threaten suit against, or make any claim against Associate for or alleging any of the claims, actions, causes of action or suits as discussed above. From and after the date hereof, Ingram shall not take any action to limit the coverage to which Associate would otherwise be entitled under any directors and officers liability insurance policy which Ingram shall elect to maintain; provided, however, that nothing herein shall require Ingram to maintain any such policy.

17. Right to Revoke. Associate acknowledges that he has the right to seek legal counsel, and was advised to seek such counsel, before entering into this Agreement. Associate shall have 21 days from the date on which this Agreement was delivered to him in which to execute and return this Agreement to Ingram. In the event that Associate does not execute and return this Agreement within such 21 day period, the offer contained in this Agreement shall be revoked and Ingram shall not be bound by any terms or conditions contained herein. Associate further understands he has the right to revoke this Agreement at any time within seven

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days of execution of this Agreement by written notice sent by certified mail and received by Ingram prior to expiration of the seventh day, whereupon this Agreement shall be null and void as of its inception.

18. Sole Remedy. Associate agrees that, in the event Ingram breaches any provision of this Agreement, his sole remedy for such breach shall be enforcement of the terms of this Agreement or, in the case of a breach of Paragraph 5 or 6 hereof, at Associate's election, recovery of any provable damages as a result of such breach.

19. Attorney Fees. In the event that either party hereto files suit to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred therewith.

20. Definition of Affiliate. An "Affiliate" of Ingram for purposes of this Agreement shall include any corporation or business entity in which Ingram owns, directly or indirectly, at least 15% of the outstanding equity interest.

21. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

22. Entire Agreement. This instrument contains and accurately recites the complete and entire agreement among the parties, and it expressly terminates, cancels, and supersedes any and all prior agreements or understandings, if any, among the parties. This Agreement may not be modified except in writing signed by the parties.

23. Governing Law. This Agreement shall be governed by California law, without regard to the choice or conflict of law provisions thereof.

24. Paragraph Titles. The paragraph titles used in this Agreement are for convenience only and do not define or Emit the contents of any paragraph.

25. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs of Associate and the successors and assigns of Ingram. In the event of Associate's death or disability, Ingram thereafter shall pay all amounts due under this Agreement to Associate's estate or legal guardian unless otherwise directed by Associate prior to his death or disability.


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Executed and delivered to Associate by Ingram on May 6, 1998 and executed by
Associate on the date set out below.


                                              "Ingram"

                                              INGRAM MICRO INC.



                                              By:  /s/ Jerre L. Stead
                                                   -----------------------------
                                                   Jerre L. Stead
                                                   Chairman and Chief
                                                   Executive Officer


                                              "Associate"


May 6, 1998                                   /s/ David R. Dukes
-------------                                 ------------------------
Date                                          David R. Dukes



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                                    EXHIBIT B

                               RELEASE AND WAIVER

The undersigned, David R. Dukes, in consideration of the payments and benefits to be received from Ingram Micro Inc., a Delaware corporation ("Ingram") pursuant to the terms of that certain Retirement Agreement dated as of May _, 1998, by and between the undersigned and Ingram (the "Retirement Agreement") after the Retirement Date, as such term is defined in the Retirement Agreement, does hereby covenant and agree with Ingram as follows:

1 . Release. The undersigned hereby fully, finally and irrevocably discharges Ingram and each of its Affiliates, and each present, former and future director, officer and employee of Ingram and its Affiliates and any parent, subsidiary, affiliate or shareholder thereof (the "Ingram Released Parties") from all manner of claims, actions, causes of action or suits, in law or in equity, which the undersigned has or may have, known or unknown, against the Ingram Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with Ingram and any of its Affiliates, resulting from or relating to his employment or the termination thereof, or relating to his status as an officer, director, employee or participant in any employee benefit plan of Ingram or any of its Affiliates; provided, however, that the foregoing (a) is not intended to be, and shall not constitute, a release of any right of the undersigned to obtain indemnification and reimbursement of expenses from Ingram or any of its Affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of the undersigned as an officer, director or employee of Ingram or any of its Affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, bylaw or contract, and (b) shall not release Ingram from liability for violations of the Retirement Agreement after the date hereof. From and after the date hereof, the undersigned agrees and covenants not to sue, or threaten suit against, or make any claim against, any Ingram Released Party for or alleging any of the claims, actions, causes of action or suits as discussed above. The undersigned acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws prohibiting employer discrimination and all claims growing out of any legal restrictions on the right of Ingram or any of its Affiliates to terminate its employees. The undersigned also specifically waives and releases all claims of employment discrimination and all rights available to him under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act
(ADEA), as well as all claims or rights under the California Fair Employment and Housing Act, or any similar law of any jurisdiction. The undersigned specifically agrees that he will not institute litigation in any forum, including any filing with any regulatory commission or agency,



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against any Ingram Released Party based on any allegations or circumstances that are in any way connected with his employment with or retirement from Ingram and its Affiliates.

2. Waiver. The undersigned hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

"Section 1542. General Release--Claim extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The undersigned understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if the undersigned should eventually suffer damages arising out of his employment relationship with Ingram and its Affiliates, or termination of such employment, the undersigned will not be permitted to make any claim for those damages except as expressly permitted by this Release and Waiver. Furthermore, the undersigned acknowledges that he intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Release and Waiver but which the undersigned does not know exist, and which, if known, would materially affect his decision to execute this Release and Waiver.

3. An "Affiliate" of Ingram for purposes of this Release and Waiver shall include any corporation or business entity in which Ingram owns, directly or indirectly, at least 15% of the outstanding equity interest.

IN WITNESS WHEREOF, the undersigned has signed and delivered to Ingram this Release and Waiver this 6th day of May, 1998.

                                              /s/ David R. Dukes
                                              ------------------------------
                                              David R. Dukes



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